Exhibit 10.4

CELLU TISSUE HOLDINGS, INC.

3442 FRANCIS ROAD, SUITE 220  ALPHARETTA, GA 30004     PHONE: 678-393-2651          FAX: 678-393-265
333 EAST RIVER DRIVE, SUITE 304      EAST HARTFORD, CT 06108       PHONE: 860-289-2131          FAX: 860-291-0184

June 22, 2006

Hugo Vivero
4 Settlers Lane
Colchester, CT 06415

Dear Hugo,

This letter constitutes the agreement ("Agreement") between you and Cellu Tissue Holdings, Inc., including any and all of its past and present affiliated companies, divisions, subdivisions, parent companies, successors, assigns, officers, directors, employees and contractors (collectively referred to hereinafter as "Cellu Tissue" or "Company"), with respect to your separation from employment with Cellu Tissue effective July 14, 2006.

PLEASE READ THIS AGREEMENT CAREFULLY

Should you agree to the terms and conditions set forth herein, please sign this Agreement and return it to the undersigned no later than July 13, 2006. You are afforded twenty-one (21) days from the date of your receipt of this letter to consider this Agreement ("Acceptance Period"). This should provide you with adequate time to review the terms and conditions of this Agreement and to consult with an attorney, which you are hereby advised to do. If you determine that you do not need the entire twenty-one (21) days to consider the Agreement, you may sign this Agreement and return it to me before July 13, 2006. Upon your execution of this Agreement, you will have seven (7) days from the date of your signature to revoke the Agreement ("Revocation Period"). The provisions of this Agreement will not take effect until after the seven (7) day period has expired. Any revocation must be received by the undersigned in writing no later than the close of business on the seventh day. Thereafter, the Agreement is final and may not be revoked or modified. Please note however, that your revocation of this Agreement does not alter or change the fact that your employment with Cellu Tissue is terminated as of July 14, 2006. It is understood that for the time period between the date of this letter and July 14, 2006 you will be on vacation. If you intend to sign this Agreement, you should do so by July 13, 2006 and return the fully executed original to me, either in person or by certified mail, return receipt requested, postmarked no later than July 13, 2006. Failure to return the document by July 13, 2006 or mail the document postmarked by July 13, 2006 shall result in the expiration of the offer contained in the Agreement.

Your last day of employment is July 14, 2006. Should you opt to execute this Agreement within the Acceptance Period and not revoke such during the Revocation Period, you will be entitled to receive the Enhanced Severance Package. If you opt not to execute this Agreement within the Acceptance Period or subsequently decide to revoke the Agreement, within the Revocation Period, you shall receive the Company's Standard Severance Package.

1.      Standard Severance Package. Payment of two (2) weeks pay at your current annual rate, which is equal to $7,522, minus the applicable taxes and withholdings that are required to be withheld under state and federal law. These payments will be made on the regularly scheduled pay dates. Your health benefits will be continued through the end of this severance period. You will also be paid for any accrued, but unused vacation pay, which is equal to $15,044.

2.      Enhanced Severance Package. In the Enhanced Severance Package Cellu Tissue agrees to:

a)           pay you a total of $195,572 which is equal to your base salary at your current rate of pay for fifty two (52) weeks, minus the applicable taxes and withholdings that are required to be withheld under state and federal law. These payments will be made on the current regularly scheduled pay dates;

b)           continue your health, dental, life and LTD benefits in effect as of your termination date (or those in effect for active employees) for a period coinciding with the term of the payments made pursuant to Paragraph 2(a), with no charge to you other than the normal contribution portion you have been paying, subject to any increase/decrease in premiums or benefits that are imposed by the provider or that incur as a result of the Company changing providers;

c)           pay the monthly lease payments of $686.73 for the Company automobile that you currently utilize, through the end of the lease in December, 2006. At the end of the lease, you will return the vehicle to the local BMW dealership in your area for disposal. For the remainder of severance period, an amount of $650.00, minus applicable taxes and withholdings, will continue to be included in your pay checks, pro-rated on a monthly basis, through the term of the payments made pursuant to Paragraph 2(a);

d)           provide you with a check in the amount of $1,073.52 to pay for the monthly fee and surcharges on your cell phone for the term of the payments made pursuant to Paragraph 2(a). You will make arrangements to transfer the phone and charges to an account in your name immediately.

e)           pay the monthly premiums for the supplemental life insurance program and the disability program currently held by you through Northwestern Mutual Life Insurance Company for a period coinciding with the term of the payments made pursuant to Paragraph 2(a);

f)            acknowledges that it has no basis for contesting your application for unemployment benefits, and agrees not to contest any application.

3.      COBRA BENEFITS. Regardless of whether you sign this Agreement or subsequently revoke same, you may still be eligible for COBRA medical and/or dental coverage upon payment by you of the full premium for up to eighteen (18) months or the date on which you become covered for medical and/or dental benefits under another group health plan, whichever occurs first.

4.      ADEQUATE CONSIDERATION. You agree that except for you executing this Agreement and accepting the terms and conditions set forth herein, you are not otherwise entitled to the payments and/or benefits provided in the Enhanced Severance Package. You also agree that these payments and benefits are adequate and valid consideration for your promises and the releases contained in this Agreement, and that no further payments or benefits are due you except those provided for in this Agreement.

5.      RELEASE AND WAIVER. In consideration of the payments and benefits provided in Paragraph 2 above, you agree, except as may be necessary to enforce the provisions of this Agreement, not to make any claims of any kind against Cellu Tissue, before any agency, court of other forum and to release Cellu Tissue, from any claim, known or unknown, arising in any way from any actions taken by Cellu Tissue up to the date of the signing of this Agreement including, without limitation, any claim for wrongful discharge, breach of contract or other common law claims, or any claims arising under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, Title VII of the Civil Rights Act of 1964, as amended, the Workers Adjustment and Retraining Notification Act of 1988, the Connecticut Fair Employment Practices Act, or any other federal, state, or local statute or regulation dealing with discrimination on any bases, including sex, race, national origin, marital status, religion, disability, sexual orientation, or age, and any claims for attorney's fees, expenses or costs. This paragraph does not restrict your right to file a charge of discrimination with the EEOC or to assist the EEOC in any investigation, however, by executing this Agreement, you waive any right that you may have to receive of any monetary award resulting from any action brought against Cellu Tissue by the EEOC or any other agency, person or entity and you expressly waive any right to bring a lawsuit or other action in your name.

THIS MEANS THAT, BY SIGNING THIS AGREEMENT, YOU WAIVE ANY AND ALL RIGHTS YOU MAY HAVE TO BRING A LAWSUIT OR MAKE ANY CLAIM OF ANY KIND WHATSOEVER AGAINST CELLU TISSUE, OR ITS PAST AND PRESENT, AFFILIATES, DIVISIONS, SUBDIVISIONS, TRUSTEES, OFFICIALS, OFFICERS, DIRECTORS, AGENTS, CONTRACTORS, ATTORNEYS OR EMPLOYEES, PERSONALLY OR IN THEIR OFFICIAL CAPACITY, BASED ON ANY ACTION, EVENT OR CONDUCT OCCURRING PRIOR THE DATE OF YOUR SIGNING OF THIS AGREEMENT.

Further, this Agreement shall inure to the benefit of and be binding upon you, your heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of and be binding upon Cellu Tissue, it successors and assigns.

7.    DAMAGES IN EVENT OF BREACH. In the event that you breach or violate any obligation under this Agreement, you will be obligated pay reasonable attorneys' fees, expenses and costs of litigation incurred by Cellu Tissue, in enforcing the terms and conditions of this Agreement.

8.      NONCOMPETITION; NONSOLICITATION; AND NONHIRE. For purposes of this Agreement, you acknowledge and agree that: (1) to assist and enable you to perform your services and duties for Cellu Tissue, you were given access to Confidential Information regarding Cellu Tissue and/or its Affiliates; (2) use of such Confidential Information in competition with Cellu Tissue and/or its Affiliates would be detrimental to the business interests of Cellu Tissue and/or its Affiliates; (3) you would not have been permitted access to the Confidential Information or employed by Cellu Tissue without your promise not to engage in competition against Cellu Tissue and/or its Affiliates; (4) you would not have received the benefits set forth in Paragraph 2 without agreeing to the provisions of this paragraph.

Accordingly, you agree that for the period coinciding with the term of the payments made in Paragraph 2, you shall not: (i) engage or participate, either as an employee, employer, independent contractor, consultant, agent, principal, partner, corporate officer, director, or in any other individual or representative capacity, in any business which competes in a material manner with Cellu Tissue and/or its Affiliates anywhere in the following states: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Florida, Georgia, Hawaii, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Utah, Virginia, Washington and Wisconsin; (ii) contact, solicit or attempt to solicit the business or patronage of any of Cellu Tissue's customers, or prospective customers, or any person, firm, corporation, company, partnership, association or entity which was contacted or whose business was solicited, serviced or maintained by Cellu Tissue during the term of your employment with Cellu Tissue; or (iii) solicit, recruit, induce, encourage or in any way cause any employee of Cellu Tissue to terminate his employment with Cellu Tissue.

Confidential information shall mean non-public information concerning Cellu Tissue's financial data, strategic business plans, product development (or other discoveries), practices, processes, methods, marketing plans and other material nonpublic, proprietary and confidential information of Cellu Tissue, that, in any case, is not otherwise generally available to the public or others in the paper products industry.

You acknowledge that the restrictions specified in this Section are reasonable in view of the nature of Cellu Tissue's business, the position you held within the Company and the services you performed for Cellu Tissue. You further recognize that Cellu Tissue's willingness to provide you with Confidential Information, and with this Agreement, constitute valid and sufficient consideration for your agreement in this Section and that you will not be subjected to undue hardship by reason of your agreements in this Section.

9.    NO MODIFICATION WITHOUT WRITING. The terms of this Agreement cannot be changed or modified in any respect except in writing signed by you and Cellu Tissue.

10.    FULL AND ENTIRE AGREEMENT. This Agreement represents the full and entire Agreement between you and Cellu Tissue and supersedes all prior understandings, agreements and obligations between you and Cellu Tissue. In the event that any provision of this Agreement is held to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of the Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

11.    SURRENDER OF MATERIALS. You acknowledge that you have returned all Cellu Tissue related reports, files, memoranda, notes, records, and other documents (whether stored electronically or otherwise) as well as door and file keys, and any other property that you received or prepared or helped to prepare in connection with your employment. You also agree that your expense account and use of Company credit and telephone cards will cease immediately and you will promptly return such cards or other similar Company property in your possession and submit your final expense account, including an accounting for any advances. You further acknowledge that you have not and will not retain any copies or excerpts of the materials described above, and that you will not attempt to retrieve or recreate any of the materials described above after the termination of your employment.

12.    RELATIONSHIP WITH CELLU TISSUE. You acknowledge that you have no right to rehire into any job with Cellu Tissue at any time in the future. You also agree that this Agreement is sufficient reason for Cellu Tissue to reject any application you might make for future employment.

13.    CONFIDENTIALITY. You agree to keep confidential and not to reveal the terms of this Agreement or the events, documents, or discussions which led to the Agreement, except as may be required by law, to anyone not a party to this Agreement, except your attorneys, financial advisors, and immediate family, provided these persons also agree to keep confidential and not to reveal the terms of this Agreement or any events, documents, or discussions related to the Agreement to anyone not a party to this Agreement. You also agree that you will not publicly disparage Cellu Tissue. For purposes of this paragraph, "disparage" shall mean any statements, actions or insinuations, made either directly or through a third party, that would tend to lessen the standing or stature of an institution or individual in the eyes of an ordinary citizen.

14.    FURTHER ACKNOWLEDGMENT. You acknowledge that you have read this Agreement carefully, and fully understand its terms. You have been advised to seek counsel and have had an opportunity to do so and you are executing this Agreement knowingly and voluntarily. You fully understand that by signing this Agreement, you waive all claims of any kind whatsoever against Cellu Tissue, whether known or unknown, asserted or unasserted, suspected or unsuspected, including all claims for attorneys' fees, and expenses based upon any actions taken by Cellu Tissue up to the date of the signing of this Agreement.

[SIGNATURES ON FOLLOWING PAGE.]

If you agree with the terms and conditions as set forth herein, you must sign this Agreement in the space provided below and return the original to me no later than July 13, 2006.

Sincerely,

/s/ Zaya Oshana
Zaya Oshana
Vice President, Human Resources

Voluntarily accepted and agreed to on this, the 5th of July, 2006:

/s/ Hugo Vivero
Hugo Vivero